Exhibit 2.2

WAIVER AND AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS WAIVER AND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), is entered into as of September 29, 2016, by and between Ares Commercial Real Estate Corporation, a Maryland corporation (“Seller”), and Barings Real Estate Advisers LLC, a Delaware limited liability company (formerly known as Cornerstone Real Estate Advisers LLC) (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller and Buyer are parties to a Purchase and Sale Agreement dated as of June 28, 2016 (the “Purchase Agreement”); and
WHEREAS, Seller and/or Buyer, as applicable, desire to waive or amend, as applicable, certain provisions of the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.
SECTION 2.Waiver of Restrictions on Dividends and Distributions. Pursuant to Section 2.4(b) of the Purchase Agreement, Buyer hereby waives compliance by the ACRE Companies with the restrictions on the declaration, setting aside and payment of dividends and distributions set forth in subsection (C)(5) of Section 5.1(a) of the Purchase Agreement, such that Parent shall be permitted to declare and pay to Seller a Working Capital Dividend, provided that (a) such Working Capital Dividend shall be paid prior to the Closing, and (b) the amount of such Working Capital Dividend shall not exceed, in the aggregate, the amount by which Estimated Net Working Capital exceeds $8.75 million.
SECTION 3.Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows:
(a)    The last sentence of the definition of Net Working Capital is hereby deleted and replaced with the following:
“The Estimated Closing Statement (and Final Closing Statement) shall be prepared in the same form and on the same basis as the Reference Closing Statement, provided that Seller may include a line item for “Project Costs” or other transaction costs to be borne by Seller in accordance with Section 9.6 and paid by the Company if and to the extent that Estimated Net Working Capital exceeds $8.75 million and Final Net Working Capital also exceeds $8.75 million.”
(b)    Section 5.13 of the Purchase Agreement is hereby amended by replacing “December 31, 2016” with “March 31, 2017”.
SECTION 4.Fannie Mae Fees. In connection with the approval by Fannie Mae of the transactions contemplated by the Purchase Agreement, Buyer and Seller shall allocate and pay the fees and expenses of Fannie Mae (the “Fannie Mae Fees”) as follows: notwithstanding anything to the contrary in

Section 9.6 of the Purchase Agreement, (a) on or before the Closing Date, Buyer shall deliver or cause to be delivered to Fannie Mae by wire transfer of immediately available funds to the account set forth on Exhibit A attached hereto, an aggregate amount equal to $600,000, and (b) on or before the Closing Date, Seller shall deliver or cause to be delivered to Fannie Mae by wire transfer of immediately available funds to the account set forth on Exhibit A attached hereto, an amount equal to the aggregate amount of the Fannie Mae Fees minus $600,000.
SECTION 5.Certain Representations. Seller hereby represents and warrants to Buyer, as of the date hereof and on and as of the Closing Date, as follows: it is not and has not ever been an Affiliate of an entity named “Ares Retirement” and no employee of Seller, Ares Management LLC or any other Affiliate of Seller (excluding the ACRE Companies) is or has been a participant in the ACRE Capital LLC 401(k) Plan except to the extent such person is or was an employee of one of the ACRE Companies.
SECTION 6.    Headings. The headings contained in this Amendment are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Amendment.
SECTION 7.    Counterparts; Facsimile Signatures. This Amendment may be executed or delivered (including by facsimile or electronic mail in portable document format (“.pdf”) form transmission) in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.
SECTION 8.    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 9.    Entire Agreement. The Purchase Agreement, as amended hereby, including the exhibits and schedules thereto, collectively with the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, between the parties with respect to such subject matter. Any future reference to the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.
SECTION 10.    Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles of such state to the extent that the application of the Laws of another jurisdiction would be required thereby.
SECTION 11.    Full Force and Effect. Each party hereby consents to this Amendment and acknowledges that the Purchase Agreement, as amended hereby, remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of any party, constitute a waiver of any provision of the Purchase Agreement or serve to effect a novation of the obligations under the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.
BARINGS REAL ESTATE ADVISERS LLC

By:	/s/ Daniel Hartley Name: Daniel Hartley Title: Vice President
ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold Name: Anton Feingold Title: Secretary

[Signature Page to Waiver and Amendment to Purchase and Sale Agreement]

EXHIBIT A

Fannie Mae Wire Instructions

Bank Name: FNMA NYC
ABA #021039500
Beneficiary: Fannie Mae
Account #169220242
Trans Code 513 / GL 747669921
Reference: Servicer # 22428 / ACRE Capital LLC change of control fee
Attn: Multifamily Operations